Quality cattle result in solid grid premiums

FY 2014 Was a Good Year to Deliver Cattle on USPB’s Grids

By Stan Linville, CEO

Producers who delivered cattle on USPB’s grids at National Beef’s Kansas and California plants received an average of $48.28 per head above the cash market, or over $36.4 million in total grid premiums, both of which lagged only fiscal year 2012’s totals.

USPB producers have now delivered more than 11.6 million head through the company since beginning operations in 1997. For more detail on USPB cattle processed in 2014 at the Kansas plants see FY 2014 Kansas Cattle Performance Summary in this issue.

Regarding financial results, our fiscal year ended December 27 and final results are not yet available. As our previous quarterly filings with the Securities and Exchange Commission during fiscal year 2014 showed, much of the year was challenging for the U.S. beef processing sector.

USPB continued to offer its unitholders flexibility and options for how they managed their delivery right obligation last year. For some, the strong prices for calves off the ranch were just too much for them to consider retaining ownership and finishing their calves. Leasing their delivery rights to other producers through USPB enabled them to still realize a return on their investment in USPB during 2014.

For others whose business is finishing cattle, having the opportunity to lease delivery rights to market their cattle on our grids was a good option to help them maximize the profit potential of their and their customers’ cattle. Although the temptation was strong to simply sell cattle on the cash market, producers who leased delivery rights, on average, realized $51.56 more per head by marketing those cattle through USPB.

I’m reminded of an observation made early in our company’s existence “that in some years USPB producers would make more money from finishing cattle,

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Overall grid premiums average $49.25 per head

FY 2014 Kansas Cattle Performance Summary

By Brian Bertelsen, Vice President, Field Operations

U.S. Premium Beef concluded its fiscal year on December 27, 2014. The USPB value-based grid pricing system continued to reward cattle feeders for delivering superior quality cattle.

For all USPB cattle delivered to National Beef’s Kansas plants, overall premium was the third highest in company history at $49.25 per head more than if they were marketed on the average cash, live market. This was down from the record high set the previous year.

Table 1 on page 2 lists the carcass grid performance and Table 2 on page 3 lists the premium breakdown for the last four years. Quality grade premiums continue to be a major factor driving premiums. The percentage of carcasses grading Choice and Prime was record high, surpassing the old record set during 2011. This marks the seventh consecutive year in which USPB cattle graded over 70%.

The percentage of carcasses that were eligible for the Certified Angus Beef® (CAB) brand was the second highest, very close to the record set the previous year. The percentage eligible for the Black Canyon® Premium Reserve (BCPR) brand was record high. Both of these were driven by a record level of black-hided cattle, which is one of the requirements for both brands. Likewise, the percentage of those black-hided cattle that

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FY 2014 Annual Meeting

To Be Held on March 27, 2015

U.S. Premium Beef’s fiscal year 2014 annual meeting will be held in Kansas City, MO, at the Kansas City Airport Hilton on Friday, March 27, 2015. A reception will be held there on the evening of March 26. The Kansas City Airport Hilton is at 8801 NW 112th St. and the phone number is 816-891-8900. When making reservations request USPB’s annual meeting rate of $109.

There are two positions on USPB’s Board of Directors up for election. Rex McCloy, Morse, TX, and Jeff Sternberger, Ingalls, KS, currently hold these positions. Both have indicated they intend to run for re-election.

Please see page four of this UPDATE for a registration form you can complete and return to USPB if you are going to attend this year’s annual meeting. Watch upcoming UPDATES for more information on the annual meeting.♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

FY 2014 Kansas Cattle Performance...	continued from page 1

were five pounds lighter than the previous year. The feed additive, Zilmax®, which dramatically increases carcass weight and yield was not available for use during the entire fiscal year. During the previous two years, within USPB cattle, Zilmax use was a little more common in heifers, thus the more dramatic drop in carcass weight.

This overall drop in carcass weight is contradictory to the 25 year trend of higher weights across the industry. Instead, it is a testament of how USPB carcass weights were dramatically higher during the two previous years.

Yield, or dressing percentage, was significantly lower. Plant average yields decreased even further, to a record low level during company history. This resulted in a Yield benefit per head that was less than the previous two years, but was still the third highest on record.

Feeding conditions appear to have been exceptional as apparent total feedlot gain and apparent average daily gain were both the second highest, down from record high levels the previous year. This is very impressive considering the greater concentration of heifers and the lack of Zilmax usage this year versus the previous year.

met the carcass specifications for each brand, or certification rate, was also record or near-record high for both brands. In total, more than 58% of all black-hided cattle qualified for a branded beef premium on the USPB grid.

All of the discounted Quality grades, Ungraded, Hard Bone, Over 30 Months and Dark Cutters, were at or near-record low levels. This resulted in lower grid discounts for these categories.

The USDA Choice/Select spread was less than the previous year, but nearly average for our company’s history. As a result, Quality grade premium per head was lower than the previous year, but remained the third highest in company history, driven by high quality grading of the cattle.

Within the entire U.S. beef industry, quality grading was also record high during company history, according to reports by USDA for fed cattle harvested in U.S. packing plants. USPB continued to maintain an advantage of over six percentage points more than the industry average.

Carcass weights were down from last year. There were more heifers delivered through USPB than in recent years. In addition, heifers decreased by ten pounds, which was a more substantial drop in carcass weight as compared to steers, which

Table 1. USPB BENCHMARK PERFORMANCE TABLE–KS Plants
	Calendar 2011	Fiscal 2012	Fiscal 2013	Fiscal 2014	Last 4 Weeks (Dec. 8-Jan. 4)
	All	All	All	All	All	Top 25%
In Weight	725	724	745	739	745	724
Days Fed	155	158	153	154	156	164
Live Weight	1,258	1,282	1,296	1,293	1331	1299
Carcass Weight	810	833	838	827	854	842
Yield, %	64.40	64.99	64.67	64.00	64.16	64.83
Prime, %	3.05	2.60	2.66	2.99	3.25	4.74
Choice & Prime, %	74.63	71.11	73.85	75.92	76.58	82.81
CAB, %	22.77	19.88	26.94	26.35	26.39	31.64
BCPR, %	15.31	16.66	18.04	18.76	20.17	20.47
Ungraded, %	1.25	1.17	0.90	0.87	0.68	0.61
Hard Bone, %	0.62	0.60	0.53	0.38	0.72	0.60
Yield Grade 1, %	11.36	13.96	10.91	5.87	5.76	4.93
Yield Grade 2, %	39.80	39.71	35.61	30.84	31.37	30.80
Yield Grade 3, %	39.80	36.94	39.84	45.47	45.83	47.65
Yield Grade 4, %	8.46	8.72	12.22	16.11	15.31	15.26
Yield Grade 5, %	0.58	0.67	1.27	1.71	1.74	1.37
Avg. Yield Grade	2.47	2.42	2.57	2.77	2.76	2.77
Lightweight, %	0.38	0.33	0.30	0.33	0.22	0.12
Heavyweight, %	1.98	2.89	1.67	1.32	2.81	1.44
Overall Premium	$45.03	$64.05	$62.21	$49.25	$41.81	$89.04
CH/SE Sprd. $/cwt	$7.59	$10.06	$10.46	$8.60
Heifer lots, %	51.71	50.35	50.37	55.86
Black-hided %	76.36	75.46	76.17	77.43

Yield grades increased from the previous year to record high levels. Yield grade is an indicator of body composition with higher values for fatter and lighter muscled carcasses. The old records for higher Yield grades were set in 2006, at levels similar to this fiscal year. Since then, Yield grades dropped steadily until 2010, then began increasing again in 2013.

This change in composition over the last two years has affected all Yield grades. In 2014, Yield grade 1and Yield grade 2 percentages were at or near record low for our company history. Yield grade 3 percentage was the highest in six years, which is good considering this is the preferred or ideal Yield grade for our grid. However, Yield grade 4 and Yield grade 5 percentages were also record or near record high. Plant averages for Yield Grades reacted similarly with Yield grade 4’s reaching record levels also.

Why would Yield grades be moving fatter? While it’s hard to pinpoint the true cause, here are some possibilities. First, we have already mentioned that feeding conditions appear to have been excellent. That translates to higher, more consistent feed intakes. We also mentioned that total gain and daily gains appear to be very high.

Also related to performance, placement weights have been high the last two years. Heavier cattle eat more feed and gain more per day during a shorter time on feed in the feedlot. It might be possible that some of those heavier cattle were also backgrounded before entering the feedlot. While backgrounding with grain has been shown to increase final composition, USPB does not collect any information about how the cattle were actually backgrounded.

We also mentioned that none of the fiscal year 2014 USPB cattle were fed the Beta-agonist, Zilmax which also decreases backfat (BF) and increases ribeye area (REA) and therefore, reduces the percentage of Yield grade 4 carcasses.

Ultimately, when we look at the individual animal database which includes BF and REA data, it shows that BF really has not changed in the last few years. However, REA in relation to hot carcass weight (HCW) has lost about one half of a square inch of REA in the overall USPB population. While BF is the major driver in the Yield grade equation, REA in relation to HCW also is a factor. If we exclude the cattle that were fed Zilmax during the previous two years, there is still a loss of REA in relation to HCW, although it’s to a lesser degree, losing only about one quarter of a square inch.

Table 2. Premium Breakdown—Kansas Plants

$/Head	Calendar 2011	FY 2012	FY 2013	FY 2014
Quality Grade	$23.20	$31.35	$30.96	$26.83
Yield	$16.52	$29.61	$32.56	$26.87
Yield Grade	-$3.15	-$3.01	-$3.90	-$5.86
Outweights	-$3.04	-$4.30	-$2.65	-$2.20
Steer/Heifer	$0.37	$0.00	$0.00	$0.00
Subtotal Premium	$33.90	$53.65	$56.97	$45.64
ASV	$9.33	$7.54	$1.15	$0.00
Natural	$1.80	$2.85	$4.09	$3.61
Overall Premium	$45.03	$64.04	$62.21	$49.25
Top 75% Premium	$57.92	$79.30	$76.47	$62.33
Top 50% Premium	$69.99	$94.00	$89.35	$73.43
Top 25% Premium	$87.87	$115.89	$107.80	$89.18

Finally, I don’t think it is just a coincidence that the last time Yield grades were this fat was the drought of 2006. Obviously, much of the U.S. has experienced severe drought over the last several years. Surprisingly, we are not seeing a drop in Quality grade during this drought, but I have to wonder if weather and environment has affected carcass composition. Whatever the true cause, it appears to be across cattle of all types from all regions.

Natural premiums continue to be high. This was due primarily to larger premiums per cwt. However, less than six percent of all USPB cattle were eligible for a natural beef program. The values shown in Table 2 show the total dollars paid for natural premiums divided across all USPB cattle delivered to Kansas plants. This explains why the natural premium values in Table 2 are small, even though the premiums are high for each animal that qualified for a natural program.

Premiums for the top 75%, 50% and 25% were all the third highest in company history. Total premiums paid for all USPB cattle delivered to Kansas plants was $36.1 million during fiscal year 2014. This was the third highest total premium on re-cord for the company.

In total, U.S. Premium producers have delivered over 11.2 million head to National Beef’s Kansas processing plants since the company began buying cattle in 1997. These high quality cattle provide a solid base supply of carcasses that can be marketed under branded beef labels and add value to the product marketed by National Beef.

Next month we will continue to summarize fiscal year 2014 cattle and grid performance.♦

FY 2014 Was a Good Year....	continued from page 1

and in other years, they would realize the financial benefit of owning beef processing.” We have experienced those cycles in the past and will likely continue to see that occur in our industry. But the core objectives of participating in USPB will remain. Owning beef processing, which enables us to have guaranteed market access, quality-based grids for you to sell cattle on and carcass data to learn more about what you are producing, are fundamental to our company’s and your long-term success.

I encourage you to attend our annual meeting on March 27 in Kansas City, MO, to learn more about USPB’s and National Beef’s financial results and operational performance during fiscal year 2014.♦

Miller Steps Down as USPB VP Communications

Bill Miller retired as Vice President of Communications of U.S. Premium Beef, LLC on December 31. Although Bill has retired, he will continue to provide assistance to USPB while his responsibilities are transitioned over to other staff members. Doing so will help ensure that USPB producers continue to receive the same timely information as they have in the past.

“I would like to thank Bill for his contribution to U.S. Premium Beef,” said Stan Linville, USPB CEO. “Bill’s knowledge of the industry and key contacts throughout the livestock sector helped cattle producers make the decision to get involved in USPB. He has been a great company advocate throughout the duration of his career.”♦

Did You Know...

✓USPB will have a booth at the National Cattlemen's Beef Association trade show in San Antonio, TX, on February 4, 5 and 6. We encourage everyone attending to stop by our booth # 6055. At the opening session on Wednesday evening, we will serve grilled beef tenderloin tips.♦

U.S. Premium Beef, LLC Annual Meeting Pre-Registration Form

March 26 & 27, 2015, Kansas City Airport Hilton, Kansas City, MO

Please complete and fax or mail to the USPB office by March 16, 2015.

Unitholder or Associate Name:

Name of Attendee:

Address:

City, State Zip:

Phone:_______________________	E-Mail Address:

Events:

USPB Cattle Performance Summary March 26—4:30 p.m. ____ Number of people attending

Reception March 26—6:30 p.m. ____ Number of people attending

National Beef Presentation March 27—8:30 a.m. ____ Number of people attending

USPB Business Meeting March 27—10:00 a.m. ____ Number of people attending

Lunch  March 27—11:45 a.m. ____ Number of people attending

Additional Registrations:

This meeting is open only to USPB unitholders and associate producers, family members and employees.

Name:

Relationship:

Name:

Relationship:

Please complete form and return to:

U.S. Premium Beef, LLC, P.O. Box 20103, Kansas City, MO 64195

(866) 877-2525 phone • (816) 713-8810 fax